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                                 EXHIBIT 10.37
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                             MANAGEMENT AGREEMENT

                 Chenal Rehabilitation and Healthcare Center,
                             Little Rock, Arkansas

      This is a MANAGEMENT AGREEMENT ("Agreement") made and effective February 1, 1995 (the "Effective Date"), between TRANSITIONAL HEALTH PARTNERS d/b/a TRANSITIONAL HEALTH SERVICES, a Delaware general partnership ("Manager"), and HOLMAN MANAGEMENT SERVICES, INC. d/b/a CHENAL REHABILITATION AND HEALTHCARE CENTER, an Arkansas corporation and lessee of the hereinafter defined Facility ("Lessee").

                                   RECITALS

      A. Lessee has entered into an Agreement to Lease with St. Charles Health Care, LLC, an Arkansas limited liability company and owner of the Facility (the "Owner"), pursuant to which Lessee has agreed to lease from owner under the terms of a Lease Agreement of even date herewith (the "Lease") Chenal Rehabilitation and Healthcare Center (the "Facility"), a 70-bed skilled nursing facility currently being constructed on real estate owned by Owner in the City of Little Rock, Arkansas, as more particularly described in Exhibit A attached hereto (the "Real Estate").

      B. Lessee wishes to retain Manager to manage and operate the Facility on behalf of Lessee under the terms of this Agreement in order to avail itself of Manager's experience and skill in managing healthcare facilities comparable to the Facility, Manager wishes to provide such management services on behalf of Lessee pursuant to the terms of this Agreement.

      C. Manager has separately negotiated an option to purchase the Facility from Lessee upon the terms and conditions set forth in that certain option to Purchase of even date herewith, between Manager and Lessee.

      NOW, THEREFORE, in consideration of the mutual promises and covenants of the parties contained herein, and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged the parties agree as follows:

                                   ARTICLE I
                       MANAGEMENT DUTIES AND OBLIGATIONS

      1.1 Employment; Control Retained by Lessee. Lessee hereby retains Manager, and Manager hereby agrees to manage the Facility, subject to the terms and conditions of this Agreement. Lessee shall exercise overall control over the assets and operations of the Facility at all times, and Manager shall perform the duties herein required to be performed by it as the agent of Lessee and in accordance with the policies and directives from time to time adopted by Lessee. Lessee has reviewed the policies and procedures
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created by Manager and hereby authorizes and directs Manager to implement such policies and procedures at the Facility. All policies and procedures now or hereafter created by Manager are strictly proprietary to Manager and, in furtherance thereof, (a) Lessee hereby disclaims any right, title and interest in and to all such policies and procedures, (b) Lessee hereby covenants and agrees to keep all such policies and procedures strictly confidential and not to disclose any such policies and procedures to any third party other than Lessee's officers and employees and other than as shall be required to comply with the rules and regulations of any state or federal agency, and (c) Lessee hereby covenants and agrees to return all written materials setting forth such policies and procedures immediately to Manager upon termination of this Management Agreement for whatever reason.

      1.2 Ownership of Manuals. Manager is the sole owner of all policy and procedure manuals.

      1.3 Management of Facility. During the term of this Agreement, Manager shall on behalf of Lessee supervise, conduct, and manage all aspects of the day-to-day operation of the Facility, including, but not limited to, staffing, accounting, billing, collections, setting of rates and charges and general administration. In connection therewith, Manager (either directly or through supervision of employees of the Facility) shall:

            (a) Establish, maintain, revise and administer an overall pricing structure for services rendered in the Facility, including, without limitation, patient room charges, charges for all ancillary services, and charges for supplies, medication and special services.

            (b) Hire as Lessee's employees and retain an adequate staff of nurses, technicians, nurse aides, office and other employees, excluding an administrator of the Facility (who will be an employee of the Manager but whose compensation will be paid out of the revenues of the Facility), and promote, direct, assign and discharge all such employees at Manager's sole discretion. All such employees, other than the administrator of the Facility, shall be employees of the Lessee, and all such employees, including the administrator of the Facility, shall be carried on the payroll of the Facility.

            (c) Institute and amend from time to time general salary scales, personnel policies and appropriate employee benefits for all employees. Employee benefits may include pension and profit sharing plans, insurance benefits, incentive plans for key employees and holiday, vacation, personal leave and sick leave policies.

            (d) Issue appropriate bills for services and materials furnished by the Facility and use its best efforts to collect accounts receivable and monies owed to the Facility, design and maintain accounting, billing, patient and collection records; and


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prepare and file insurance, Medicare, Medicaid and any and all other necessary or incidental reports and claims related to revenue production. Subject to any rights in favor of Manager's accounts receivable lender, Lessee hereby grants Manager the right to enforce Lessee's rights as creditor under any contract or in connection with rendering any services for purposes of collecting accounts receivable and monies owed the Facility.

            (e) order, supervise and conduct a program of regular maintenance and repair, except that for any given year any physical improvement costing in the aggregate more than $5,000 above the approved annual budget per capita expenditures for such year shall be subject to approval of Lessee (such approval not to be unreasonably withheld).

            (f) Purchase food, beverage, medical, cleaning and other supplies, equipment, furniture and furnishings for the account of Lessee.

            (g) Administer, supervise and schedule all patient and other services of the Facility, including the operation of food, barber/beautician and other ancillary services.

            (h) Provide necessary funds for and pay all of the accounts payable, indebtedness, taxes (other than taxes on or measurable by Lessee's income taxes), insurance premiums, and all other obligations of the Facility.

            (i) Institute standards and procedures for admitting patients, charging patients for services, and collecting the charges from the patients or third parties.

            (j) obtain and maintain insurance coverage for the Facility naming Lessee, Manager and such other persons requested by Lessee as insured as provided in Section 5.1 hereof.

            (k) Negotiate and enter into such agreements, leases, contacts and orders as it may deem necessary or advisable, for the furnishing of services (including medical, pharmacy and medical records consulting, dietary, emergency evacuation, transportation, infectious waste disposal, fire system, etc., and related services), concessions and supplies for the operation and maintenance of the Facility.

            (l) Maintain all licenses and permits required for the operation of the Facility, its contracts with third party payors and other similar governmental and non-governmental agencies and intermediaries.

            (m) Make periodic evaluations of the performances of all departments of the Facility.


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            (n) Design, establish and maintain a suitable accounting system using accounts and classifications consistent with those used in facilities similar to the Facility.

            (o) Designing an adequate and appropriate public relations program.

            (p) Acquire at Manager's expense all items required to properly equip and operate the Facility which are not provided by Lessee which items shall remain the property of Manager regardless of whether or not attached to real property or constituting fixtures.

            (q) Engage counsel and cause such legal proceedings to be instituted as may be necessary in Manager's reasonable determination to enforce payment of charges, collect accounts receivable, or enforce compliance with other terms of residency agreements, or to dispossess residents and patients, with full authority to compromise disputes with residents and patients involving setoffs or damage claims.

            (r) Make available to the Lessee at the Facility, upon reasonable prior written notice from the Lessee, all books and records relating to the Facility.

      1.4 Reports to Lessee. Manager shall prepare and deliver to Lessee within thirty (30) days after the close of each calendar month unaudited financial statements covering the prior month and containing a balance sheet and statement of income in reasonable detail. Manager shall also provide any required assistance to the independent accountants for the Facility, who may be selected by Lessee subject to the approval of the Manager (such approval not to be unreasonably withheld), in the preparation of audited or unaudited financial statements for the operation of the Facility.

      1.5 Bank Accounts, Working Capital.

            (a) Manager shall deposit on Lessee's behalf in a bank account or accounts of the Manager or the Facility established in Manager's name (the "Facility Depository Accounts") all funds received from the operations of the Facility and such funds shall be disbursed from the Facility Depository Accounts to and by Manager in the manner and order of priority described in subsection
(b) below. The Facility Depository Accounts shall be segregated from Manager's other depository and concentration accounts maintained with NationsBank, in Charlotte, North Carolina, Manager shall specify the signatory or signatories required on all checks or other documents of withdrawal for the Facility Depository Accounts. Manager shall also deposit the personal funds of the Facility residents into a separate trust account established in Manager's name. Manager shall designate those employees of the Facility with signature authority for all checks or other documents of withdrawal for the Trust Account. Upon pay down and termination of the Line of Credit (as hereinafter defined), Manager shall


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specify the required signatory Or signatories with Lessee Is written approval
(such approval not to be unreasonably withheld) .

            (b) All funds deposited in the Facility Depository Accounts shall be disbursed in the following order of priority and, in each case, in such amounts and at such times as required to be made in connection with the payment of:

                  (i) the Facility's Debt Service and/or Lease payments (other than the Line of Credit) ;

                  (ii) the costs and expenses of operating the Facility, including, without limitation, the Management Fees;

                  (iii) all accrued and unpaid interest on the Line of Credit (as described below);

                  (iv) a $5, 000 monthly payment to the Lessee to be used at the sole discretion of Lessee; provided, however, that such payment shall be made to the Lessee in any given month only if the net amount of funds deposited in the Facility Depository Accounts after giving effect to the monthly payments to be made pursuant to subsections (i), (ii) and (iii) above shall exceed $20,000;

                  (v) all principal then due on the Line of Credit; and

                  (vi) funding of a working capital reserve in the maximum principal amount of fifty thousand dollars ($50,000.00), to be funded at the rate of $5,000 per month, such reserve to be held in such subaccount or subaccounts of the Facility Depository Accounts as Manager shall in its discretion deem necessary or desirable.

      As used in this Section the following terms shall have the following meanings:

      "Debt Service" means the scheduled payments of principal and interest payable by Lessee with respect to the Existing Debt and the Line of Credit, as the case may be, without giving effect to penalties, accelerations, balloon payments, or default rates of interest, "Debt Service" does not include any interest amounts that are or become payable in respect of Existing Debt at a rate in excess of eleven percent (11%) per annum; provided, however, that if any such interest shall be in excess of thirteen percent (13%) per annum, "Debt Service, shall also include fifty percent (50%) of the amounts payable in respect of interest in excess of thirteen percent (13%) per annum.

      "Existing Debt" means the Lessee's existing (i) indebtedness for borrowed money owed to Smith-Packett which is secured by liens on the Facility and has an aggregate unpaid balance of principal and accrued interest as of the date hereof of approximately $350,000.00 and (ii) lease financing obligations. "Existing Debt"


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shall not include any amounts for borrowed money owed by the Facility to the
Lessee or any of the Lessee's affiliates; provided, however, that the Manager shall have the right and option to refinance the Facility's debt and/or these financing obligations. As of the date hereof, the Lessee has no existing lease financing obligations outstanding.

            (c) As partial consideration for entering into this Agreement, Manager hereby agrees that for so long as the Manager shall manage the Facility pursuant to this Agreement the Lessee shall not be liable for any operating or managing losses as a result of the operation of the Facility. As further consideration for entering into this Agreement, Manager hereby agrees to establish, simultaneously with the execution of this Agreement, a revolving line of credit in favor of the Lessee in the principal amount of Five Hundred Thousand Dollars ($500,000. 00) (the "Line of Credit") in order to operate the Facility and to pay the debts and obligations incurred or accrued in connection with the operation of the Facility after the Effective Date of this Agreement. The obligation of the Lessee to repay advances under the Line of Credit together with accrued interest thereon will be evidenced by that certain Revolving Promissory Note of even date herewith, made by the Lessee, payable to the order of the Manager, and in the face principal amount of Five Hundred Thousand Dollars ($500,000.00) (the "Note"). To secure the payment of the Note, the Lessee and the Manager have simultaneously herewith executed that certain Security Agreement of even date herewith (the "Security Agreement") pursuant to which the Lessee will grant to the Manager a security interest in the Collateral (as defined in the Security Agreement) . As further security for the repayment of the Note, (i) the Lessee has executed and delivered that certain Assignment of Lease of even date herewith, and (ii) Edward V. Holman has executed and delivered that certain Guaranty Agreement of even date herewith, pursuant to which Edward V. Holman has guaranteed to the Manager the payment of one Hundred Thousand Dollars ($100,000,00) of the unpaid principal of and accrued and unpaid interest on the Note.

            (d) The revenue generated by the Facility, together with advances, if any, from the Line of Credit, will at least equal the amount necessary to pay for the operating costs and other costs associated with the ownership and operation of the Facility. In the event that funds are necessary in order to fund any deficit, the manager will, as soon as possible and not less than ten
(10) days after notice from Lessee, deposit into the Operating Accounts such amounts as may be necessary to fund any deficit and to operate the Facility without incurring additional deficits.

      1.6 Record Requirements. If it is ultimately determined that Section 952 of the Omnibus Reconciliation Act of 1980 and final regulations promulgated thereunder apply to this Agreement:

            (a) Until the expiration of four years after the furnishings of services pursuant to this Agreement, Manager shall,


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as provided in said Section 952, make available, upon written request, to the
Secretary of Health and Human Services or upon request, to the Comptroller General of the United States or any of their duly authorized representatives, this Agreement, and all books, documents and records of Manager that are necessary to verify the nature and extent for the costs of any services furnished pursuant to this Agreement for which payment may be made under the Medicare Program; and

            (b) If Manager carries out any other duties of this Agreement through a subcontract with an aggregate value or cost of $10,000 or more over a twelve-month period with a related organization, the related organization shall, as provided in such Section 952, make available, upon written request, to the Secretary of Health and Human Services or upon request to the Comptroller General of the United States or any of the duly authorized representatives, such subcontract or subcontracts, and all books, documents and records of such organization that are necessary to verify the nature and extent of the costs of any services furnished pursuant to such subcontract or subcontracts for which payment may be made under the Medicare program.

      1.7 Licenses.

            (a) St. Charles shall apply for, obtain and maintain all necessary licenses, permits, consents, and approval from all governmental agencies which have jurisdiction over the operation of the Facility. Manager agrees that its management and operation of the Facility shall materially and substantially comply with representations in the Certificate of Need application for the Facility on file with the Arkansas Department of Human Services, office of Long term Care and shall materially comply with all conditions placed upon the Certificate of Need.

            (b) Neither Lessee nor Manager shall knowingly take any action or fail to take any action which may (1) cause any governmental authority having jurisdiction over the operation of the Facility to institute any proceeding for the rescission or revocation of any necessary license, permit, consent or approval, or (2) adversely affect the Facility's right to accept and obtain payments under Medicare, Medicaid, Blue Cross or any other public or private third-party medical payment program.

            (c) Manager shall have the right to contest by appropriate legal proceedings, diligently conducted in good faith in the name of Lessee, the validity or application of any law, ordinance, rule, ruling, regulation, order or requirement of any governmental agency having jurisdiction over the operation of the Facility. Counsel for any such contest shall be selected by Manager.

            (d) Manager shall have the right, to the fullest extent permitted by applicable law, to process all third-party payment claims for the services of the Facility, including, without


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limitation, the full right to contest to exhaustion all applicable administrative proceedings or procedures, adjustments and denials by governmental agencies or their fiscal intermediaries as third-party payors. In furtherance of the provisions of this Section 1.7(d), Lessee hereby assigns to Manager all rights of Lessee, as the operator of the provider license for the Facility, to process all third-party payment claims for the services of the Facility including, without limitation, the full right to contest to exhaustion all applicable administrative proceedings or procedures, adjustments and denials by governmental agencies or their fiscal intermediaries as third-party payors

      1.8 Administrator. Manager shall hire for the Facility a qualified administrator (the "Administrator") of the Facility. The Administrator shall be an employee of the Manager, but the Administrator's salary and fringe benefits will be paid entirely out of the operating Accounts of the Facility.

      1.9 Taxes. Any federal, state or local taxes, assessments or other governmental charges properly imposed on the Facility (other than taxes on or measured by income of Lessee) are the obligations of the Facility and shall be paid out of the Operating Accounts of the Facility.

      1.10 Use of Manager's Personnel. An authorized representative of Manager shall visit the Facility if and as often as Manager deems necessary. The time spent by such arising from travel and lodging connected with such visitations shall not be charged separately to Lessee, but shall be paid by Manager out of the Management Fees (as hereinafter defined) to be received by Manager pursuant hereto.

      1.11 Government Regulations. Manager agrees to operate and maintain the Facility in substantial compliance with the requirements of any statute, ordinance, law, rule, regulation or order of any governmental or regulatory body having jurisdiction over the Facility.

      1.12 Quality Controls. Manager shall implement and maintain on a continuing basis a Quality Assurance Program at the Facility and in connection therewith shall utilize such techniques as Manager deems appropriate in order to fulfill its duties herein.

      1.13 Staff Specialist. In addition to the other managerial services provided for herein, Manager shall make available to the Facility for consultation and advice, as it deems appropriate, specialists in such fields as accounting, auditing, budgeting, dietary services, operations, public relations and procedures, and third-party reimbursement.

      1.14 Performance of Services by Manager. In the performance of its services hereunder, Manager shall exercise the same standards and degree of care used by reasonable and prudent managers of nursing homes of similar size, nature and character as


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the Facility. Notwithstanding anything herein to the contrary, Manager shall not be deemed in violation of this Agreement, if it is prevented from performing any of its obligations hereunder for any reason beyond its reasonable control including, without limitation, strikes, walkouts or other employee disturbances, acts of God or the promulgation of any statute, rule, regulation or order by any federal, state, or local governmental or judicial agency or official, nor shall it be deemed in default or grossly negligent with respect hereto.

      1.15 Extraordinary Services. Lessee agrees that any extraordinary or specialized service recommended by Manager and approved by Lessee, even if provided by Manager, may be performed for a separate fee, apart and in addition to the Management Fees, as agreed upon by Manager and Lessee in advance of the performance of such service.

      1.16 Name of Facility. Lessee agrees that Manager shall be permitted to install such signage for the Facility as Manager deems reasonably appropriate.

                                  ARTICLE II
                                     TERM

      2.1 Term. The term of this Agreement shall commence on the Effective Date and continue through March 31, 2005, subject to the right of either party to terminate this Agreement pursuant to the terms hereof, including, without limitation, pursuant to the provisions contained in Section 3.2 hereof relating to remedies upon default.

                                  ARTICLE III
                             DEFAULT AND REMEDIES

      3.1 Events of Default. Each of the following shall constitute an event of default ("Event of Default") under this Agreement:

            (a) If Lessee fails (i) to make or cause to be made any payment to Manager required to be made by Lessee, and such failure shall continue for as much as 30 days after notice thereof shall have been given by the Manager to Lessee, (ii) to perform its obligations under this Agreement in any material respect, and such default shall continue for a period of 30 days after notice thereof shall have been given by the Manager to Lessee, or (iii) to make payments, or keep any covenants owing to any third party (the responsibility for which has not been delegated to Manager hereunder) and which would cause Lessee to lose possession of the Facility's buildings, equipment or properties;

            (b) If Manager fails (i) to make or cause to be made any payment to or on behalf of Lessee required to be made by Manager, and such failure shall continue for as much as 30 days after notice thereof shall have been given by the Lessee to Manager, (ii) to


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perform its obligations under this Agreement in any material respect, and such failure shall continue for a period of 30 days after notice thereof shall have been given by the Lessee to Manager, or (iii) to make payments, or keep any covenants owing to any third party and which would cause Lessee to lose possession of the Facility's buildings, equipment or properties;

            (c) If, through no fault of Manager, the licenses required for the operation of Facility are at any time suspended, terminated, or revoked, and such suspension, termination or revocation shall continue unstayed and in effect for a period of 30 consecutive days;

            (d) If either Lessee or Manager shall: (1) be adjudicated bankrupt;
(2) admit in writing its inability to pay its debts generally as they become due; (3) become insolvent in that its total assets are in the aggregate worth less than all of its liabilities or it is unable to pay its debts generally as they become due; (4) make a general assignment for the benefit of creditors; (5) file a petition, or admit (by answer, default or otherwise) the material allegations of any petition filed against it, in bankruptcy under the federal bankruptcy laws (as in effect on the date of this Agreement or as they may be amended from time to time), or under any other law for the relief of debtors, or for the discharge, arrangement or compromise of its debts; or (6) consent to the appointment of a receiver, conservator, trustee or liquidator of all or part of its assets; or

            (e) If a petition shall have been filed against Lessee or Manager in proceedings under the federal bankruptcy laws (as in effect on the date of this Agreement or as they may be amended from time to time), or under any other laws for the relief of debtors, or for the discharge, arrangement or compromise of its debts, or an order shall be entered by any court of competent jurisdiction appointing a receiver, conservator, trustee or liquidator of all or part of Lessee's or Manager's assets, and such petition or order is not dismissed or stayed within sixty (60) consecutive days after entry thereof.

      3.2 Remedies Upon Default. If any Event of Default by either party shall occur and be continuing, the other party may in addition to any other remedy available to it in law or equity on account of such Event of Default, forthwith terminate this Agreement by giving written notice of such termination, and neither party shall have any further obligations whatever under this Agreement; provided, that Manager shall immediately be entitled to receive all payments due under Article IV.

                                  ARTICLE IV
                                MANAGEMENT FEE

      4.1 Management Fee. For each month from the date hereof until such time as the Facility shall average a forty percent (40%) occupancy rate for a 30-day period (the "Required Base Occupancy")


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the Lessee shall pay to the Manager a monthly development management fee of
$2,000. 00 per month (the "Development Fee") . Commencing with the month immediately following the month in which the Facility obtains the Required Base occupancy, until the end of the term hereof, the Lessee shall pay to the Manager, in lieu of the Development Fee, a monthly base management fee equal to four percent (4%) of the Facility's net revenues, as determined on an accrual basis (the "Base Fee"), In addition to the Base Fee, commencing with the month immediately following the month in which the Facility achieves positive Adjusted Net Income (as hereinafter defined), until the end of the term hereof, the Lessee shall pay to the Manager, in addition to the Base Fee, an additional monthly management fee (the "Incentive Feel,) equal to the lesser of (i) fifty percent (50%) of the Facility's Adjusted Net Income, or (ii) such percentage of the Adjusted Net Income as when added to the Base Fee payable to the Manager for such month, will equal eight percent (8%) of the Facility's net revenues. The Development Fee, the Base Fee and the Incentive Fee shall be collectively referred to herein as the "Management Fees." As used in this Section, "Adjusted Net Income, means the net income (or loss) of the Facility determined in accordance with generally accepted accounting principles, plus depreciation, amortization of deferred expenses, and any other noncash charges or expenses, less the interest on the Facility's indebtedness and principal payments on the Facility's Existing Debt and any lease payments on the Facility.

      4.2 Payment of Management Fees. All Management Fees due hereunder shall be paid to Manager on or before the twelfth business day of each month. Any late payments of Management Fees not made after three (3) days written notice to Lessee shall bear interest from their original due date equal to ten percent (10%) per annum until fully paid. Notwithstanding anything herein to the contrary, the Management Fees provided under this Article IV shall be subordinate and subject to the agreements of Manager provided in Section 1.5(b) above.

                                   ARTICLE V

                                   INSURANCE

      5.1 Insurance Indemnity. During the term of this Agreement, Manager shall at all times keep the Facility insured with the kinds and amounts of insurance described below. This insurance shall be written by companies authorized to do insurance business in the State of Arkansas. The policies must name Lessee as an additional insured. Losses shall be payable to Lessee and Manager as provided in
Section 5.5 below. In addition, the policies shall name as an additional insured any mortgagee of the Facility by way of a standard form of mortgagee's loss payee endorsement. Any loss adjustment shall require the written consent of Lessee, Manager and each mortgagee. Evidence of insurance shall be deposited with Lessee and, if requested, with any mortgagee(s) . The policies on the Facility shall insure against the following risks:


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                  (i) Loss or damage by fire and such other risks as may be
included in the broadest form of extended coverage insurance from time to time available, including but not limited to loss or damage from leakage of any sprinkler system now or hereafter installed in the Facility, in amounts sufficient to prevent Lessee or Manager from becoming a co-insurer within the terms of the applicable policies and in any event in an amount not less than one hundred percent (100%) of the then full replacement value thereof (as defined below in Section 5.2);

                  (ii) Loss or damage by explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in the Facility, in such limits with respect to any one accident as may be reasonably agreed by Lessee and Manager from time to time;

                  (iii) Claims for personal injury or property damage under a policy of general public liability insurance with amounts not less than One Million and No/100 Dollars ($1,000,000.00) per occurrence in respect of bodily injury, Three Million and No/100 Dollars ($3,000,000.00) aggregate per occurrence, and Three Hundred Thousand and No/100 Dollars ($300,000.00) for property damage;

                  (iv) Claims arising out of malpractice in an amount not less than One Million and No/100 Dollars ($1,000,000.00) for each person and for each occurrence;

                  (v) Such other hazards and in such amounts as may be customary for comparable properties in the area and is available from insurance companies authorized to do business in the State of Arkansas:

                  (vi) Loss of rental under a rental value insurance policy covering a risk of loss during the first six (6) months of reconstruction resulting from the occurrence of any of the hazards described in subsections (i) and (ii) of this Section 5.1 in an amount sufficient to prevent Lessee from becoming a co-insurer; and

                  (vii) Worker's compensation.

      5.2 Replacement Cost. The term "full replacement value" of improvements as used herein, shall mean the actual replacement cost thereof from time to time, less exclusions provided in the normal fire insurance policy.

      5.3 Additional Insurance. In addition to the insurance described above, Manager shall maintain such additional insurance as any be reasonably required from time to time by any mortgagee of the Facility.

      5.4 Waiver of Subrogation. Any provision in this Agreement to the contrary notwithstanding, each party hereof, to the extent it is permitted to do so by the terms and provisions of any of the above policies, hereby waives any and all rights it may have


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

against the other, its agents, or employees, for any loss or damage from risks ordinarily insured against under such policies, but only to the extent that such loss or damage is in fact covered by such insurance and is collectible by the insured party. Each party hereof further covenants and agrees that it will, upon request of the other, request each such insurance company to attach to such policy or policies issued by it a waiver of subrogation with respect to the other party, its agents or employees.

      5.5 Insurance Proceeds. All proceeds payable by reason of any casualty loss or damage to all or any part of the Facility and insured under any policy of insurance required by Section 5.1 above shall be paid to Lessee and held by Lessee in trust (subject to the provisions of Section 5.6 below and the rights of the holders of the Facility mortgages) and shall be made available for reconstruction or repair, as the case may be, of any damage to or destruction of the Facility, and shall be paid out by Lessee from time to time for the reasonable costs of such work. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Facility shall be returned, as applicable, to the insurer or Manager as their interests may appear. All salvage resulting from any such loss covered by insurance shall belong to Lessee.

      5.6 Damage or Destruction. If, during the Term of this Agreement, the Facility is totally or partially destroyed from a risk covered by the insurance described in Section 5.1 above, Lessee shall, as soon as practicable, restore the Facility to substantially the same condition as existed immediately before the destruction. Upon the commencement of such work, Lessee shall proceed with due diligence to complete such work within a reasonable period of time. If the costs of the restoration exceed the amount of proceeds received by Lessee from the insurance required under Section 5.1, Manager shall have the right but not the obligation to pay the difference between the amount of insurance proceeds and such cost of restoration.

      5.7 Restoration of Manager's Property. If Lessee is required to restore the Facility as provided in Section 5.6 above, Lessee shall not be required to restore alterations made by Manager, or Manager's improvements, trade fixtures or personal property, such excluded items being the sole responsibility of Manager to restore, Lessee shall, however, be required to restore the Facility's tangible personal property owned by Lessee.

      5.8 Manager's Blanket Policy. Notwithstanding anything to the contrary contained in this Article V, manager's obligation to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy, carried and maintained by Manager; provided, however, that the coverage afforded Lessee will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Agreement.

                                  ARTICLE VI
                            MISCELLANEOUS COVENANTS

      6.1 Medical Specialty Units. The Manager shall have the right, but not the obligation, to make such alterations to the Facility as it deems necessary or desirable for the purpose of installing or modifying one or more medical specialty units ("MSUs") in the Facility, provided, however, that such alterations (i) will not result in a long-term material diminishment in the fair market value of the Facility, (ii) are not financed with additional mortgage debt on the Facility, (iii) do not, without the prior written consent of the Lessee (which consent shall not be unreasonably withheld), result in an increase in the number of licensed beds of the Facility, and (iv) do not, without the prior written consent of the Lessee (which consent shall not be unreasonably withheld), cost in the aggregate more than $10,000 in any given year. Subject to the consent of the Owner, the Lessee, the appropriate regulatory authorities, and any mortgagees of the Facility who have the expressed right to so consent (such consents not to be unreasonably withheld), the Manager shall have the right (but not the obligation), in connection with the modification or installation of any MSUs, to pursue an increase in the number of licensed beds of the Facility and/or to grant leasehold mortgage liens on the Facility in order to secure the permanent financing for such improvements. The Manager shall provide capital not to exceed an aggregate amount of $200,000 in order to implement any such improvements, and as consideration for providing such capital, the Manager shall receive from the Lessee an equity ownership percentage (as hereinafter defined) of 1% for every $10,000 in capital provided pursuant to this Section. As used in this Section "equity ownership percentage" shall mean the percentage of the Manager's equity ownership in the Lessee's leasehold interest created pursuant to the Lease.

      6.2 Assignment. Lessee shall not assign its rights and/or obligations under this Agreement without the prior written consent of Manager, which consent shall not be unreasonably withheld. Manager shall not assign its rights and/or obligations under this Agreement, without the prior written consent of Lessee. Neither party shall unreasonably withhold such consents.

      6.3 Licensing: Changes and Services. Manager agrees to take or cause to be taken any and all actions necessary to be taken by it as the overall supervisor of the assets and operations of the Facility in order to maintain all required licenses, permits for the operation of the Facility and the Facility's eligibility to participate in all public or private third-party medical payment programs, including providing sufficient funds to bring the Facility in compliance with all applicable fire safety codes and other laws, regulations and orders, and to correct all maintenance, procedural and staffing deficiencies as shown on the surveys and reports of governmental agencies having jurisdiction over the Facility. Manager agrees that it will not through the exercise of its overall supervisory powers substantially change the services rendered by the Facility during the term hereof without the prior written approval of Lessee. Nothing contained in this Section 6.2 shall derogate from Manager's duties under Section 1.7 hereof.

      6.4 Binding Agreement. The terms, covenants, conditions, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

      6.5 Relationship of Parties. Nothing contained in this Agreement shall constitute or be construed to be or to create a partnership or joint venture between Lessee and Manager with respect to the Facility.

      6.6 Notices. All notices, demands and requests contemplated hereunder by either party to the other shall be in writing, and shall be deemed given when delivered by hand, or national recognized overnight courier, transmitted by cable, telephonic facsimile (fax), telegram, or mailed, postage prepaid, registered, or certified mail return receipt requested:

            (a)   to Lessee by addressing the same to:

                  Mr. Edward V. Holman
                  Holman Management Services, Inc.
                  d/b/a Chenal Rehabilitation and Healthcare Center 9 St. Charles Court
                  Little Rock, AR 72211
                  Telephone No.: (501) 227-8709
                  Telecopier No.: (501) 227-8708

            (b)   to Manager, by addressing the same to:

                  Mr. Randall J. Bufford
                  General Manager
                  Transitional Health Services
                  9300 Shelbyville Rd.
                  Suite 1300
                  Louisville, KY 40222
                  Telephone No.: (502) 425-3620
                  Telecopier No.: (502) 425-3662

or to such other address or to such other person as may be designated by notice given from time to time during the term by one party to the other. Any notice hereunder shall be deemed given five (5) days after mailing, if given by mailing in the manner provided above, or on the date delivered or transmitted if given by hand, cable, fax, overnight courier, or telegraph.

      6.7 Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties hereto, and no other or prior written or oral representations shall apply. Any additions, amendments or modifications to this Agreement shall be of no force and effect unless in writing and signed by both Lessee and Manager.

      6.8 Captions and Headings. The captions and headings throughout this Agreement are for convenience of reference only, and shall not modify, define, limit, expand the express provisions of this Agreement.

      6.9 Authorization of Agreement. Manager and Lessee represent and warrants each to the other with respect to itself, that the execution and delivery of this Agreement has been duly authorized by all respective action, will not presently or with the passage of time, the giving of notice or both, result in a default under or violate or conflict with (i) the provisions of the partnership agreement or articles of incorporation and bylaws, as the case may be, of Manager or of Lessee, or (ii) any other agreement, mortgage, loan agreement or other contract or instrument to which either party is bound or by which any of the property or assets of either party is subject, or (iii) any existing law, regulation, court order or consent decree to which either party is bound or any of the property or assets of either party is subject.

      6.10 Indemnification. Manager agrees to indemnify, protect and hold harmless Lessee from and against any and all liabilities and damages (a) arising from or out of any occurrence in, upon or at the Facility or any part thereof, or the occupancy or use by Manager of the Facility, the personal property or any part thereof, or occasioned wholly or in part by any act or omission of Manager, its agents, contractors, employees or invitees in connection with the Facility or the personal property during the term of this Agreement, or (b) related to any claims, assessments, chargebacks or other expenses (whether owed to or assessed by a private or governmental party) arising in connection with the operation or other use of the Facility or the personal property during the term of this Agreement. Lessee agrees to indemnify, protect and hold harmless Manager from and against (y) the liabilities, obligations and debt (whether or not now known or asserted) of the Facility or Lessee, existing on the Effective Date or of Lessee arising during the term hereof, and (z) all liabilities and damages arising from or occasioned wholly or in part by any act (whether dishonest, willful or negligent) or omission of Lessee, its agents, contractors, employees or invitees in connection with the Facility during the term of this Agreement. The Lessee's indemnity stated in the preceding sentence shall survive the termination or expiration of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement through their duly authorized representatives, effective as of the day and year first above written, but actually on the date(s) set forth below.

                                    LESSEE:

                                    HOLMAN MANAGEMENT SERVICES, INC.
                                    d/b/a CHENAL REHABILITATION AND
                                    HEALTHCARE CENTER

                                    By:  /s/ Edward V. Holman
                                       ---------------------------------
                                    Title: President
                                    Date: March 31, 1995

                                    MANAGER:

                                    TRANSITIONAL HEALTH PARTNERS
                                    d/b/a TRANSITIONAL HEALTH SERVICES
                                    By    THS PARTNERS I, INC. and
                                          THS PARTNERS II, INC.,
                                          General Partners

                                    By:  /s/ John G. Hundley
                                       ---------------------------------
                                    Title: Vice President
                                    Date: March 31, 1995